Exhibit 99.1

Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314) 702-7173
investor.relations@express-scripts.com

Express Scripts Reports Strong First Quarter Earnings
Record Generic Utilization of 54%
Earnings Guidance Increased for 2005

ST. LOUIS,  April 26, 2005—Express Scripts, Inc. (Nasdaq: ESRX) announced first quarter net income of $85.3 million, or $1.14 per diluted share, a 28% increase over $0.89 per diluted share reported for the same quarter last year. Excluding non-recurring items in both quarters that are discussed below, diluted earnings per share in the first quarter was $1.11, a 26% increase over $0.88 per diluted share last year.

The Company generated $138.1 million of cash flow from operations in the first quarter compared with $97.8 million last year. Due to the strong first quarter cash flow and continued focus on capital management, Express Scripts expects that cash flow from operations for 2005 will be in the range of $525 million to $575 million.

“We are obviously pleased by our strong start in 2005 and outlook for the future,” stated George Paz, president and chief executive officer. “By aligning interests with our clients and members, Express Scripts has benefited from higher utilization of generics, preferred lower-cost brand drugs, and home delivery services, including specialty pharmacy.”

 Strong First Quarter Operating Results
Revenues for the first quarter of 2005 were $3.8 billion, a 6 percent increase over the same quarter last year, primarily due to increased use of prescription drugs, drug price inflation and the acquisition of CuraScript. Increased use of lower-cost generic drugs (approximately 54 percent of total prescriptions in the first quarter compared to 49 percent for the same period last year) and increased member co-payments to retail network pharmacies, which the Company does not record as revenue, partially offset these increases.

Home delivery prescriptions increased 8 percent to 10.0 million during the quarter from 9.3 million last year. “Not only does home delivery save our members time and money — it also offers a particularly strong opportunity to increase value to our clients,” added Paz. “When our home delivery pharmacies substitute a generic drug for a branded drug, costs for our clients and their members are reduced.”

January 30th marked the first anniversary of the CuraScript acquisition. CuraScript generated $226.9 million of revenues during the quarter and continues to capture an increased share of Express Scripts client’s specialty drug spend by providing a cost-effective solution for a broad range of specialty drugs.

Retail network claims processed in the first quarter were 111.2 million, an increase of 19 percent over the 93.5 million processed last year. The increase in retail claims reflects higher membership including the June 1, 2004, implementation of the TRICARE Retail Pharmacy (“TRICARE”) program for the Department of Defense. Total adjusted claims reached a record 142.0 million, a 16 percent increase over last year.

Gross profit for the first quarter increased 23 percent to $265.0 million from $216.3 million on an adjusted basis last year reflecting the growth in home delivery and retail prescriptions, higher generic utilization and increased management of specialty drugs. Gross profit per adjusted claim was $1.87 for the first quarter, an increase from $1.77 on an adjusted basis for the same quarter last year.

Selling, general and administrative expenses increased to $126.6 million from $95.2 million for the first quarter of 2004. This increase reflects costs to improve operational and administrative functions supporting the management of the pharmacy benefit, a portion of which relates to higher management incentive compensation, increased professional fees due partially to increased spending on legal matters and higher costs of compliance with Sarbanes-Oxley, and the acquisition of CuraScript.

As a result, operating income for the quarter increased 14 percent to $138.3 million from $121.0 million on an adjusted basis for the first quarter of 2004, while EBITDA increased 16 percent to $158.1 million from $136.7 million on an adjusted basis last year.

EBITDA per adjusted claim was $1.11 for the first quarter of 2005 compared to $1.12 on an adjusted basis for the same quarter last year. EBITDA per adjusted claim was positively impacted from increased generic utilization and home delivery, including the management of specialty drugs in first quarter of 2005; however these increases were offset by the new TRICARE retail network contract, which generates a lower profit per claim than the Company’s integrated (retail and home delivery) pharmacy benefit business.

The effective tax rate for the first quarter of 2005 was 36.6 percent, which reflects a net tax benefit of $2.3 million resulting from the recognition of the expected state tax benefit associated with certain subsidiary losses generated in 2004. The Company expects that the effective tax rate for the full year 2005 will be approximately 37.9 percent.

During the first quarter of 2004, the Company recorded additional interest expense of $3.6 million ($2.2 million net of tax), or $0.03 per diluted share, reflecting the early retirement of debt. In addition, in conjunction with the early termination of a client in 2001, the Company received a termination payment in the first quarter of 2004 totaling $5.5 million ($3.4 million net of tax), or $0.04 per diluted share.

2005 Earnings Guidance
Express Scripts expects that its financial performance will continue to benefit from the growth in home delivery and retail prescriptions, further increases in generic utilization, growth in its specialty pharmacy offering, increased productivity and other cost management initiatives, and capital structure improvements. The Company expects to incur higher spending over the remainder of the year for costs to prepare for Medicare Part D, site consolidations and a new patient care contact center. As a result, Express Scripts expects that diluted earnings per share for 2005 will be in the range of $4.60 to $4.75.

Express Scripts, Inc. is one of the largest PBM companies in North America providing PBM services to over 50 million members through facilities in thirteen states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, government-sponsored benefit plans, employers, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, and medical and drug data analysis services. The Company also provides distribution services for specialty pharmaceuticals. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

•	costs of and adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•
risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•
risks and uncertainties regarding the implementation and the ultimate terms of the Medicare Part D prescription drug benefit, including financial risks to us if we participate in the program on a risk-bearing basis and risks of client or member losses to other providers under Medicare Part D

•
risks associated with our acquisitions (including our acquisition of CuraScript), which include integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses

•	risks associated with our ability to maintain growth rates, or to control operating or capital costs
•
continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•
competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•
adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance risks relating to our contracts with the DoD TRICARE Plan and various state governments and agencies
•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
•	risks associated with the possible loss, or adverse modification of the terms of, contracts with pharmacies in our retail pharmacy network
•	risks associated with the use and protection of the intellectual property we use in our business
•	risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	risks associated with our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	increase in credit risk relative to our clients due to adverse economic trends
•	risks associated with changes in average wholesale prices, which could reduce prices and margins
•	risks associated with our inability to attract and retain qualified personnel
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

	March 31,	December 31,
(in thousands, except share data)	2005	2004
Assets
Current assets:
Cash and cash equivalents	$255,121	$166,054
Receivables, net	1,094,594	1,057,222
Inventories	158,199	158,775
Deferred taxes	38,116	33,074
Prepaid expenses and other current assets	23,985	27,892
Total current assets	1,570,015	1,443,017
Property and equipment, net	171,793	181,166
Goodwill, net	1,707,674	1,708,935
Other intangible assets, net	237,929	245,270
Other assets	21,427	21,698
Total assets	$3,708,838	$3,600,086

Liabilities and Stockholders’ Equity
Current liabilities:
Claims and rebates payable	$1,213,001	$1,236,775
Accounts payable	348,359	322,885
Accrued expenses	275,155	231,695
Current maturities of long-term debt	22,056	22,056
Total current liabilities	1,858,571	1,813,411
Long-term debt	356,508	412,057
Other liabilities	186,505	178,304
Total liabilities	2,401,584	2,403,772

Stockholders’ equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized,
and no shares issued and outstanding	-	-
Common Stock, 275,000,000 shares authorized, $0.01 par value;
shares issued: 79,716,000 and 79,787,000, respectively;
shares outstanding: 74,179,000 and 73,858,000, respectively	798	798
Additional paid-in capital	465,209	467,353
Unearned compensation under employee compensation plans	(11,817)	(18,177)
Accumulated other comprehensive income	8,023	8,266
Retained earnings	1,228,033	1,142,757
	1,690,246	1,600,997
Common Stock in treasury at cost, 5,537,000 and 5,929,000
shares, respectively	(382,992)	(404,683)
Total stockholders’ equity	1,307,254	1,196,314
Total liabilities and stockholders’ equity	$3,708,838	$3,600,086

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three Months Ended
	March 31,
(in thousands, except per share data)	2005	2004

Revenues [1]	$3,839,122	$3,627,815
Cost of revenues [1]	3,574,158	3,406,028
Gross profit	264,964	221,787
Selling, general and administrative	126,631	95,244
Operating income	138,333	126,543
Other (expense) income:
Undistributed loss from joint venture	(653)	(1,340)
Interest income	1,600	824
Interest expense	(4,747)	(12,710)
	(3,800)	(13,226)
Income before income taxes	134,533	113,317
Provision for income taxes	49,257	43,354
Net income	$85,276	$69,963

Basic earnings per share:	$1.16	$0.90

Weighted average number of common shares
outstanding during the period - Basic EPS	73,634	77,333

Diluted earnings per share:	$1.14	$0.89

Weighted average number of common shares
outstanding during the period - Diluted EPS	74,631	78,571

1 Excludes estimated retail pharmacy co-payments of $1,483,703 and $1,397,111, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual co-payments collected.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Cash Flows

	Three Months Ended
	March 31,
(in thousands)	2005	2004
Cash flows from operating activities:
Net income	$85,276	$69,963
Adjustments to reconcile net income to net cash
provided by operating activities, excluding
the effect of the acquisition:
Depreciation and amortization	19,777	15,705
Non-cash adjustments to net income	23,617	21,764
Net changes in operating assets and liabilities	9,480	(9,647)
Net cash provided by operating activities	138,150	97,785

Cash flows from investing activities:
Purchases of property and equipment	(5,938)	(7,739)
Acquisition, net of cash acquired, and investment in joint venture	(14)	(331,810)
Loan repayment from PCA	2,188	(1,000)
Other	4	95
Net cash used in investing activities	(3,760)	(340,454)

Cash flows from financing activities:
Proceeds from long-term debt	-	675,000
Repayment of long-term debt	(5,500)	(525,000)
Repayment of revolving credit line, net	(50,000)	-
Treasury stock acquired	-	(9,891)
Deferred financing fees	-	(6,029)
Net proceeds from employee stock plans	10,352	13,541
Net cash (used in) provided by financing activities	(45,148)	147,621

Effect of foreign currency translation adjustment	(175)	(135)

Net increase (decrease) in cash and cash equivalents	89,067	(95,183)
Cash and cash equivalents at beginning of period	166,054	396,040
Cash and cash equivalents at end of period	$255,121	$300,857

EXPRESS SCRIPTS, INC.
Table 1
Unaudited Operating Statistics
(in thousands, except per claim)
	3 months	3 months	3 months	3 months	3 months
	ended	ended	ended	ended	ended
	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004

Claims Detail
Network (1)	111,167	107,726	101,784	95,729	93,517
Home delivery	9,978	10,090	9,972	9,752	9,266
Total PBM claims	121,145	117,816	111,756	105,481	102,783
Non-PBM claims (2)	947	955	929	829	793
Total claims	122,092	118,771	112,685	106,310	103,576
Adjusted claims (3)	142,048	138,951	132,629	125,814	122,108

Per Adjusted Claim (4)
Gross profit	$1.87	$1.90	$1.77	$1.78	$1.77
EBITDA (5)	$1.11	$1.11	$1.11	$1.14	$1.12

See Notes to Unaudited Operating Statistics and Selected Ratio Analysis

Selected Ratio Analysis
Table 2

	As of	As of	As of	As of	As of
	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004

Debt to EBITDA ratio (6)	0.7x	0.8x	0.8x	0.8x	1.2x
EBITDA interest coverage (7)	17.2x	13.5x	11.9x	11.0x	12.1x
Operating cash flow interest coverage (8)	16.0x	11.9x	10.6x	9.9x	10.6x
Debt to capitalization (9)	22.5%	26.6%	25.7%	24.1%	32.1%

Reconciliation of Gross Profit, Operating Income and EBITDA (5) to
Adjusted Gross Profit, Adjusted Operating Income and Adjusted EBITDA
Table 3

	3 months	3 months	3 months	3 months	3 months
	ended	ended	ended	ended	ended
	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004
Gross profit	$264,964	$263,471	$235,410	$223,522	$221,787
Less: termination payment received	-	-	-	-	(5,500)
Adjusted gross profit	$264,964	$263,471	$235,410	$223,522	$216,287

Operating income	$138,333	$135,046	$104,604	$126,799	$126,543
Add: charge for legal defense costs	-	-	25,000	-	-
Less: termination payment received	-	-	-	-	(5,500)
Adjusted operating income	$138,333	$135,046	$129,604	$126,799	$121,043

EBITDA(5)	$158,110	$154,609	$122,256	$143,919	$142,248
Add: charge for legal defense costs	-	-	25,000	-	-
Less: termination payment received	-	-	-	-	(5,500)
Adjusted EBITDA	$158,110	$154,609	$147,256	$143,919	$136,748

The Company is using adjusted gross profit, adjusted operating income and adjusted EBITDA in order to remove a large charge in order to compare the underlying financial performance to prior periods.

Unaudited Earnings Excluding Charges
Table 4
(in thousands, except per share data)

	Q1 2005	Q1 2004

Reported income before taxes	$134,533	$113,317

Charge for early retirement of debt	-	3,600
Termination payment received	-	(5,500)
Income before tax excluding net charges	134,533	111,417

Provision for income taxes	49,257	42,628
Tax benefit from 2004 subsidiary losses	2,300	-
Adjusted provision for income taxes	51,557	42,628

Net income	$82,976	$68,789

Weighted average number of shares
outstanding during period - diluted	74,631	78,571

Diluted earnings per share excluding
net charges	$1.11	$0.88

The Company is providing diluted earnings per share excluding the impact of certain charges in order to compare the underlying financial performance to prior periods.

EXPRESS SCRIPTS, INC.

Notes to Unaudited Operating Statistics and Selected Ratio Analysis
(in thousands)

(1)   Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(2)   Non-PBM claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.

(3)   Adjusted claims represent network claims and specialty distribution claims plus home delivery claims, which are multiplied by 3, as home delivery claims are typically 90 day claims and network claims are generally 30 day claims.

(4)   Reflects adjusted gross profit and adjusted EBITDA per Table 3

(5)   The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles

	3 months ended March 31,
	2005	2004
Net income	$85,276	$69,963
Income taxes	49,257	43,354
Depreciation and amortization *	19,777	15,705
Interest expense, net	3,147	11,886
Undistributed loss from joint venture	653	1,340
EBITDA	158,110	142,248
Current income taxes	(44,988)	(36,388)
Interest expense less amortization	(2,897)	(7,837)
Undistributed loss from joint venture	(653)	(1,340)
Other adjustments to reconcile net income
to net cash provided by operating activities	28,578	1,102
Net cash provided by operating activities	$138,150	$97,785

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	$8,707	$5,992
Selling, general and administrative	11,070	9,713
	$19,777	$15,705

(6)   Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

(7)   Represents EBITDA for the twelve months ended divided by interest for the twelve months ended.

(8)   Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended.

(9)   Represents debt divided by the total of debt and stockholders equity.